Exhibit 99.1

Trilogy Metals Reports First Quarter Fiscal 2024 Financial Results

VANCOUVER, BC, April 3, 2024 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the first quarter ended February 29, 2024. Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Three months ended
Selected expenses	February 29, 2024 $	February 28, 2023 $
General and administrative	415	408
Investor relations	12	30
Professional fees	200	570
Salaries	191	237
Salaries and directors expense – stock-based compensation	1,999	2,362
Total expenses	2,820	3,606
Share of loss on equity investment	793	1,485
Comprehensive loss for the period	(3,601)	(5,072)
Basic and diluted loss per common share	(0.02)	(0.03)

For the three-month period ended February 29, 2024, we reported a net loss of $3.6 million compared to a net loss of $5.1 million for the three-month period ended February 28, 2023. The decrease in comprehensive loss in the first quarter of 2024 compared to the same quarter in 2023 is due to the decrease in our share of loss of Ambler Metals LLC ("Ambler Metals"), professional fees and corporate personnel expenses. The decrease in our share of losses of Ambler Metals is mainly due to a reduction in wages and mineral property expenses at the joint venture. The primary driver for the decrease in mineral property expenses compared with the quarter in the prior year is a decrease in activity by the Alaska Industrial Development and Export Authority ("AIDEA") at the Ambler Access Project (as defined below) of which Ambler Metals assists with funding.

Corporate and Project Activities

The Company has a 2024 fiscal year cash budget totaling $2.8 million. During the quarter ended February 29, 2024, we were on budget with cash expenditures of $0.8 million for personnel costs, professional fees, insurance, regulatory and office expenses. Our current office lease expires at the end of June 2024 and we have signed a new office lease starting July 1, 2024 for four years.

Ambler Metals LLC

The Board of Ambler Metals approved a 2024 fiscal year budget totaling $5.5 million to support external and community affairs, to maintain the State of Alaska mineral claims in good standing and for the maintenance of physical assets. During the quarter ended February 29, 2024, Ambler Metals expended $1.2 million on salaries and wages, professional fees and mineral property expenses in engineering and project support costs compared with the budget of $1.4 million for the quarter.

Ambler Mining District Industrial Access Project ("Ambler Access Project")

In December 2023, the Board of Ambler Metals approved a 2024 fiscal year budget of $2.5 million for the Ambler Access Project to assist AIDEA with funding costs related to the final Supplemental Environmental Impact Statement ("SEIS") and completion of cultural resource studies and engineering studies related to bridge crossings along the road route. For the quarter ended February 29, 2024, Ambler Metals expended $0.4 million to AIDEA compared with the budget of $0.6 million for the quarter.

On March 18, 2024, the United States Bureau of Land Management ("BLM") filed its 11th status report with the Courts stating that it posted the draft SEIS on its ePlanning website on October 13, 2023 and published notice of availability of the draft SEIS in the Federal Register on October 20, 2023. The public comment period ended on December 22, 2023. The BLM conducted several public meetings concerning the draft SEIS, and conducted associated ANILCA Section 810 hearings on subsistence use in communities affected by the project.  The BLM had previously reported that it anticipated publishing a final SEIS in the first quarter of calendar year 2024, but now anticipates publishing a final SEIS in the second quarter of calendar year 2024. The BLM continues to anticipate publishing a Record of Decision within the second quarter of calendar year 2024.

Liquidity and Capital Resources

We expended $0.6 million on operating activities during the three-month period ending February 29, 2024 with the majority of cash spent on professional fees and American and Canadian securities commission fees related to our annual regulatory filings, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange, and corporate salaries.

As at February 29, 2024, we had cash and cash equivalents of $2.0 million and working capital of $1.7 million. Management continues with cash preservation strategies to reduce cash expenditures where feasible, including but not limited to reductions in marketing, investor conferences and office expenses. In addition, the Company's Board of Directors have agreed to take all of their fees in deferred share units in an effort to preserve cash. The Company's senior management team is also taking a portion of their base salaries in shares of the Company to preserve cash.

All project-related costs are funded by Ambler Metals. Amber Metals is well funded to advance the Upper Kobuk Mineral Projects ("UKMP") with $61.3 million in cash and cash equivalents and $61.1 million in working capital as at February 29, 2024. There are sufficient funds at Ambler Metals to fund this fiscal year's budget for the UKMP and the Ambler Access Project. Trilogy does not anticipate having to fund the activities of Ambler Metals until the current cash and cash equivalent balance of $61.3 million is expended.

Future cash requirements may vary materially from current expectations. The Company will need to raise additional funds in the future to support its operations and administration expenses. Future sources of liquidity are likely in the form of an equity financing but may include debt financing, convertible debts, exercise of options, or other means. The continued operations of the Company are dependent on its ability to obtain additional financing or to generate future cash flows.

There is no assurance that the Company will be able to obtain such financings or obtain them on favourable terms. These material uncertainties raise substantial doubt about the Company's ability to continue as a going concern.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company holding a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, expectations regarding the willingness of the Company's director and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend for the year, Management's expectations regarding the effects of cash conservation efforts and the sufficiency of cash for the next twelve months, the completion of cultural resource studies and engineering studies, the anticipated timing of publishing the final SEIS and publishing of a Record of Decision, and the benefits of the Ambler Access Project and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our assumptions with respect to the impact of the novel coronavirus (COVID-19), whether the Alaska Industrial Development and Export Authority will build the Ambler Access Project, the results of the SEIS and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2023 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/April2024/03/c0051.html

%CIK: 0001543418

For further information: Company Contacts, Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, 604-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 03-APR-24